UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 9, 2017

_______________________________________________________________________
LEE ENTERPRISES, INCORPORATED
 (Exact name of Registrant as specified in its charter)

_______________________________________________________________________

Commission File Number 1-6227

Delaware (State of Incorporation)	42-0823980 (I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa  52801
(Address of Principal Executive Offices)

(563) 383-2100
Registrant's telephone number, including area code

_____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 9, 2017, as authorized by the Executive Compensation Committee (the "ECC") of the Board of Directors of Lee Enterprises, Incorporated (the "Company"), the Company entered into a change of control employment agreement (the "Agreement") with Robert P. Fleck, the Company's Vice President – Sales and Marketing, in recognition of his additional responsibilities as a Group Publisher.  The Agreement contains terms and conditions and is in the form of the Employment Agreement between the Company and certain of its Senior Executive Officers, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Agreement entitles Mr. Fleck to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board of Directors or acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company.

The Agreement extends for two years from the date of signature. On each annual anniversary date of the Agreement (each a "Renewal Date"), the change of control period will be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company gives notice to Mr. Fleck that the change of control period will not be extended.

The Agreement is subject to the following triggers: (a) it becomes effective and the protective features vest upon a change of control or if Mr. Fleck's employment is terminated as a consequence of such event; and (b) it provides that Mr. Fleck is to remain an employee for a two-year period following a change of control of the Company unless he resigns for good reason or is terminated for cause, each as defined in the Agreement.

Under the Agreement, a termination pursuant to the terms of the Agreement triggers the following compensation and benefits for Mr. Fleck:  (a) during the two-year employment period, he is entitled to:  (i) an annual base salary, payable monthly in an amount at least equal to his highest monthly base salary during the year prior to the change of control; (ii) an annual bonus, payable in a lump sum within 75 days following each fiscal year in an amount at least equal to his highest annual bonus in the three years prior to the change of control; (iii) continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and (iv) payment of expenses and fringe benefits (including office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to him immediately prior to the change of control or to other peer executives of the Company.

If Mr. Fleck's employment is terminated during the two-year employment period other than for cause, death or disability, or he terminates employment for good reason, he will be entitled to the following benefits:  (a) all accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination; (b) a lump sum severance payment equal to times 1.0 his annual base salary and his highest recent annual bonus; (c) payment equal to times 1.0 the Company's average annual contributions on behalf of Mr. Fleck under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination; (d) any legal fees and expenses incurred by him in asserting legal rights in connection with the Agreement; and (e) continued welfare benefits for the period equal to times 1.0 his base salary payable plus certain outplacement services.

To reduce the impact of any excise tax imposed on Mr. Fleck related to the change of control, his Agreement also requires the Company to cap the overall value of payments if such reduction results in a larger net after-tax payment than would result if such payments were not capped and subject to an excise tax.

The following summarizes information as of October 9, 2017 related to estimated potential cash payments upon a change of control to Mr. Fleck. The amount in the table does not reflect income tax benefits that may be realized by the Company.

(Dollars)	Estimated Net Present Value of Change of Control Severance and Benefits

Robert P. Fleck	551,049

The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits
	10.1	Form of Employment Agreement between Lee Enterprises, Incorporated and certain of its Senior Executive Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEE ENTERPRISES, INCORPORATED

Date: October 11, 2017	By:
Ronald A. Mayo
Vice President, Chief Financial Officer,
and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Employment Agreement between Lee Enterprises, Incorporated and certain of its Senior Executive Officers